Exhibit 10.15

WADDELL & REED FINANCIAL, INC.

RESTRICTED STOCK AWARD AGREEMENT

WADDELL & REED FINANCIAL, INC., a corporation organized and existing under the laws of the state of Delaware (or any successor corporation) (the "Company"), does hereby grant and give unto «Name» (the "Awardee"), an award of restricted shares of Company Class A common stock (the "Restricted Stock") upon the terms and conditions hereinafter set forth (the "Award").

AUTHORITY FOR GRANT

1.Stock Incentive Plan.  The Restricted Stock is granted under the provisions of the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated (the "Plan"), and is subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this "Agreement") and not inconsistent with the Plan.  Capitalized terms used but not defined herein shall have the meaning given them in the Plan, which is incorporated by reference herein.

TERMS OF AWARD

2.Number of Shares.  In consideration of future services to the Company, the Awardee is hereby granted                           shares of Restricted Stock (the "Shares") of the Company's Class A common stock, par value $.01 (the "Stock") on                          , 20      (the "Grant Date"), subject to repurchase of a portion thereof by the Company pursuant to Section 12 below.

3.Restrictions; Forfeiture.  The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until its restrictions are removed or expire.  The Restricted Stock may be forfeited to the Company pursuant to Section 5(c), at which time the Company shall have the right to instruct the Company’s transfer agent to transfer the Restricted Stock to the Company to be held by the Company in treasury or by any designee of the Company.

4.Expiration of Restrictions and Risk of Forfeiture.  The restrictions and risk of forfeiture for the Restricted Stock will expire and Awardee shall become 100% vested in the Restricted Stock on the first anniversary of the Grant Date, provided that (a) Awardee serves as a Director of the Company continuously from the Grant Date through the applicable vesting date, and (b) the restrictions and risk of forfeiture have not previously expired pursuant to this Agreement.

TERMINATION OF AWARD

5.Termination of Service on the Board.

(a)Termination of Service Due to Death or Disability.  If an Awardee's service on the Board terminates by reason of death or Disability, the restrictions and risk of forfeiture with respect to the Restricted Stock which have not expired shall immediately lapse and all shares of the Restricted Stock shall be deemed fully vested and nonforfeitable.

(b)Termination of Service Due to Retirement.  If an Awardee's service on the Board terminates by reason of the Awardee reaching the mandatory retirement age for members of the Board ("Retirement"),  the restrictions and risk of forfeiture with respect to the Restricted Stock which have not expired shall immediately lapse and all shares of the Restricted Stock shall be deemed fully vested and nonforfeitable.

(c)Termination of Service Other Than Due to Death, Disability or Retirement.  If an Awardee's service on the Board terminates for a reason other than death, Disability or Retirement, the shares of Restricted Stock for which the restrictions and risk of forfeiture have not expired as of the date of termination shall be immediately forfeited without further action by the Company; provided, however, that the portion, if any, of those shares of Restricted Stock for which the restrictions and risk of forfeiture have expired as of the date of such termination shall not be forfeited.

6.Change of Control of the Company.  In the event of a Change of Control, unless otherwise determined by the Committee in writing at or after the Grant Date, but prior to the occurrence of such Change of Control, the restrictions with respect to the Restricted Stock shall lapse and such shares shall be deemed fully vested and nonforfeitable.

7.No Limitation on Excess Parachute Payments.  The provisions of Section 12 of the Plan regarding the payment of any "Excess Parachute Payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, shall not apply to this Agreement.

GENERAL TERMS AND PROVISIONS

8.Administration of Award.  The Restricted Stock shall be maintained in a book-entry account (the "Account") by and at the Company's transfer agent until the restrictions associated with such Restricted Stock expire pursuant to Sections 4, 5 or 6.  The Awardee shall execute and deliver to the transfer agent one or more stock powers in blank for the Restricted Stock.  The Awardee hereby agrees that the transfer agent shall maintain such Account and the related stock power(s) pursuant to the terms of this Agreement until such restrictions expire pursuant to Sections 4, 5 or 6.

9.Ownership of Restricted Stock.  From and after the time that the Account representing the Restricted Stock has been activated and prior to forfeiture, the Awardee will be entitled to all the rights of absolute ownership of the Restricted Stock, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement.  Dividends paid in stock of the Company or stock received in connection with a Stock split with respect to the Restricted Stock shall be subject to the same restrictions as on such Restricted Stock.  The shares of Restricted Stock subject to this Award are not eligible to be enrolled in any dividend re-investment program until the restrictions thereon expire.

10.Adjustment of Shares for Recapitalization, Etc.  In the event there is any change in the outstanding Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for or added to each share of Stock theretofore appropriated or thereafter subject, or which may become subject, to this Award, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.  Adjustment under the preceding provisions of this Section 10 will occur automatically upon any such change in the outstanding Stock of the Company.  No fractional interest will be issued under the Plan on account of any such adjustment.

11.Conditions to Delivery of Stock and Registration.  Nothing herein shall require the Company to issue or the transfer agent to deliver any shares with respect to the Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.  From time to time, the Board and appropriate officers of the Company are authorized to and shall take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

12. Tax Obligations.  The Awardee shall be responsible for satisfaction of any current or future federal, state or local income or other tax obligation incurred by the Awardee as a result of the Award.  With respect to any such required tax obligation, the Awardee may (a) upon election, at the time and in the manner prescribed by the Company, direct the Company to purchase from the Awardee the number of shares of Stock to be issued upon vesting equal in value to the amount of such obligation, based on the shares' Fair Market Value at the time such obligation is determined, at which time the Company shall deliver to the Awardee an amount in cash equal to the aggregate Fair Market Value of the shares purchased by the Company, or (b) if no such election is made by the Awardee, the Awardee shall otherwise satisfy such tax obligation by such other means as the Awardee may determine.

13.Company Records.  Records of the Company or its Subsidiaries or Affiliates regarding any period(s) of service on the Board, termination of service and the reason therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

14.No Liability for Good Faith Determinations.  The members of the Board and the Committee shall not be liable for any act, omission, interpretation or determination taken or made in good faith with respect to this Agreement or the Restricted Stock granted hereunder and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

15.Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

16.Successors.  This Agreement shall be binding upon the Awardee, their legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

17.Notices.  Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company's Legal Department, 6300 Lamar Avenue,  Overland Park,  Kansas 66202.  Any such notice shall be deemed to have been given when received by the Company.

18.Headings.  The titles and headings herein are included for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

19.Rules of Construction.  This Agreement has been executed and delivered by the Company in Kansas and shall be construed and enforced in accordance with the laws of said State, other than any choice of law rules calling for the application of laws of another jurisdiction.  Should there be any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which this Award is granted, the provisions in the Plan shall govern and prevail.

20.Amendment.  This Agreement may be amended by the Committee; provided, however, that no amendment may decrease rights inherent in this Award prior to such amendment without the express written consent of the parties hereto.  Notwithstanding the provisions of this Section 20, this Agreement may be amended by the Committee to the extent necessary to comply with applicable laws and regulations and to conform the provisions of this Agreement to any changes thereto.

21.Effective Date.  This Agreement is effective as of                                , 20    .

WADDELL & REED FINANCIAL, INC.

By:

“Company”

«Name»

“Awardee”

STOCK POWER

FOR VALUE RECEIVED, «Name» does hereby assign and transfer unto Waddell & Reed Financial, Inc. (51-0261715)                           shares of Class A common stock of Waddell & Reed Financial, Inc., a Delaware corporation, granted on                        , 20    , as evidenced by the Restricted Stock Award Agreement of even date therewith and standing in the name of the undersigned on the books of Waddell & Reed Financial, Inc.  The undersigned does hereby appoint Computershare Trust Company, N.A. as attorney-in-fact to transfer the said stock on the books of Waddell & Reed Financial, Inc. with full power of substitution in the premises.

Dated as of this                day of                , 20     .

«Name»